AGREEMENT AS TO EXPENSES AND LIABILITIES


     Agreement, dated as of December 3, 1996, between Mellon Bank Corporation, a Pennsylvania corporation, in its capacity as holder of the Common Securities referred to below (in such capacity, together with its successors in such capacity, the "Common Securityholder"), and Mellon Capital I, a Delaware business trust (the "Trust").

     Whereas, the Trust intends to issue and sell its 7.72% Capital Securities, Series A (the "Capital Securities") and its Common Securities (the "Common Securities" and, together with the Capital Securities, the "Securities"), each with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust, dated as of December 3, 1996, as the same may be amended from time to time (the "Trust Agreement"), and to use the proceeds thereof to purchase Debentures from Mellon Bank Corporation, a Pennsylvania corporation (the "Corporation");

     Whereas, the Common Securityholder will own all of the Common Securities of the Trust;

     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Common Securityholder and the Trust hereby agree as follows:


                                   ARTICLE I

     Section 1.1. Guarantee by the Common Securityholder.

     Subject to the terms and conditions hereof, the Common Securityholder hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.



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     SECTION 1.2. Term of Agreement.

     This Agreement shall terminate and be of no further force and effect upon the dissolution of the Trust; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Capital Securities or any Beneficiary must restore payment of any sums paid under the Capital Securities, under any Obligation, under the Guarantee Agreement, dated as of the date hereof, by the Corporation and The Chase Manhattan Bank, as guarantee trustee, or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

     Section 1.3. Waiver of Notice.

     The Common Securityholder hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Common Securityholder hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     SECTION 1.4. No Impairment.

     The obligations, covenants, agreements and duties of the Common Securityholder under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the obligations;

     (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

     (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Common Securityholder with respect to the happening of any of the foregoing.


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     SECTION 1.5. Enforcement.

     A Beneficiary may enforce this Agreement directly against the Common Securityholder and the Common Securityholder waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Common Securityholder.

     SECTION 1.6. Subrogation.

     The Common Securityholder shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by the Common Securityholder under this Agreement; provided, however, that the Common Securityholder shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.


                                   ARTICLE II

     SECTION 2.1. Binding Effect.

     All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Common Securityholder and shall inure to the benefit of the Beneficiaries.

     SECTION 2.2. Amendment.

     So long as there remains any Beneficiary or any Capital Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Capital Securities.

     SECTION 2.3. Notices.

     Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered


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or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

              Mellon Capital I
              c/o Chase Manhattan Bank Delaware
              1201 Market Street
              Wilmington, Delaware 19801
              Facsimile No.: (302) 984-4889
              Attention: Global Trust Services Office

              Mellon Bank Corporation
              One Mellon Bank Center
              500 Grant Street
              Pittsburgh, Pennsylvania  15258
              Facsimile No.: (412) 234-1813
              Attention: Secretary

     SECTION 2.4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

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     This Agreement is executed as of the day and year first above written.


                                       Mellon Bank Corporation


                                       By:  /s/ Steven G. Elliott
                                         Name:  Steven G. Elliott
                                         Title: Vice Chairman


                                       Mellon Capital I

                                       By:  /s/Steven G. Elliott
                                          Name: Steven G. Elliott
                                          Administrative Trustee

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